Exhibit 10.1.3

CONFORMED COPY

SHARED SERVICES AND COST SHARING AGREEMENT

This SHARED SERVICES AND COST SHARING AGREEMENT (collectively with the attached schedules incorporated herein, this “Agreement”) is dated October 2, 2013 (the “Effective Date”), and is made by and among the following:

(i)	ATHENE HOLDING LTD., a Bermuda exempted company (“AHL”);

(ii)	ATHENE USA CORPORATION, an Iowa corporation (“AUSA”);

(iii)	ATHENE LIFE RE LTD., a Bermuda exempted company (“ALRE”);

(iv)	ATHENE EMPLOYEE SERVICES, LLC, an Iowa limited liability company (“AES”);

(v)	ATHENE ANNUITY & LIFE ASSURANCE COMPANY, a Delaware corporation (“AA”);

(vi)	AVIVA LIFE AND ANNUITY COMPANY, an Iowa corporation (“ALAC”);

(vii)	ATHENE ASSET MANAGEMENT LLC, a Delaware limited liability company (“AAM”);

(viii)	PRESIDENTIAL LIFE INSURANCE COMPANY, a New York corporation (“PLIC”); and

(ix)	AVIVA LIFE AND ANNUITY COMPANY OF NEW YORK, a New York corporation (“ALACNY”).

Each of AHL, AUSA, ALRE, AES, AA, ALAC, AAM, PLIC and ALACNY shall be referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, each Party hereto is an affiliate of one another;

WHEREAS, each of PLIC and ALACNY (each, a “New York Company” and together, the “New York Companies”) has certain personnel and/or resources which would be of value to each other and to the other Parties in connection with the performance of certain services relating to such Party’s business;

WHEREAS, each of AHL, AUSA, ALRE, AES, AA, ALAC and AAM (each, a “Non-New York Company” and together, the “Non-New York Companies”) has certain personnel and/or resources which would be of value to the New York Companies in connection with the performance of certain services relating to the New York Companies’ businesses;

Exhibit 10.1.3

WHEREAS, each Party desires to utilize such personnel and/or resources to provide and/or receive services under the terms of this Agreement; and

WHEREAS, the Parties desire that other affiliates have the ability to become a Party hereto from time to time in the future.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

1.Services.

(a)    The term “Service Provider” shall mean (i) any New York Company, if such New York Company is providing services to another New York Company or any Non-New York Company hereunder or (ii) any Non-New York Company, if such Non-New York Company is providing services to a New York Company hereunder, in each case, as the context may warrant. The term “Service Recipient” shall mean (A) any Non-New York Company receiving services hereunder from a New York Company or (B) any New York Company, if the Service Provider is another New York Company or any Non-New York Company, in each case, as the context may warrant.

(b)    A Party may be both a Service Provider and a Service Recipient hereunder with respect to different services, and any services may be provided to one or more Parties hereunder. A Service Provider may provide services hereunder either directly or through its subsidiaries; provided, that any services provided through a Service Provider’s subsidiaries shall be subject to the provisions of Section 16 hereof, except that the Service Recipient’s consent shall not be required.

(c)    At the written request of a Service Recipient, each Service Provider shall make available to such Service Recipient the respective resources identified on Schedule A. Schedule A may be amended from time to time by mutual agreement of the Parties hereto.

(d)    Each Service Provider agrees that in providing services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices, policies, procedures and guidelines it has established for its own business. Each Service Provider shall perform services according to such other standards and guidelines as may be mutually agreed upon by it and the Service Recipient. Each Service Provider shall comply with all laws, regulations, rules and orders applicable to, and where applicable co-operate with any regulator (including providing access to data and records) who has jurisdiction over, (i) the applicable Service Recipient with respect to the services provided hereunder and (ii) such Service Provider. Each Service Provider agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

(e)    In providing services hereunder which require the exercise of judgment by a Service Provider, such Service Provider shall perform such service in accordance with any

Exhibit 10.1.3

standards and guidelines the Service Recipient develops and communicates to such Service Provider. In performing any services hereunder, each Service Provider shall at all times act in a manner reasonably calculated to be in, or not opposed to, the best interests of the applicable Service Recipient.

(f)    The performance of services by a Service Provider for any Service Recipient pursuant to this Agreement shall in no way impair the absolute control of the business and operations of such Service Provider or such Service Recipient by their respective Boards of Directors. Each Service Provider shall act hereunder so as to assure the separate operating and corporate identity of all Service Recipients. The business and operations of the Service Recipients shall at all times be subject to the direction and control of their respective management and Boards of Directors.

(g)    Each Service Provider agrees that any and all personal contact or communication, both oral and written, with any Service Recipient’s policyholders, insureds, and beneficiaries will be done in the name of and on behalf of such Service Recipient. Further, each Service Provider agrees to use such Service Recipient’s letterhead for all such written communications.

2.	Service Fees.

(a)    Each Service Recipient agrees to reimburse a Service Provider for services and facilities provided by such Service Provider to such Service Recipient pursuant to this Agreement (i) at cost plus 5%, if (A) the Service Recipient is a New York Company and the Service Provider is AHL or ALRE or (B) the Service Recipient is AHL or ALRE and the Service Provider is a New York Company, and (ii) otherwise, at cost. The charge to a Service Recipient for such services and facilities shall include all direct and indirectly allocable expenses.

(b)    The methods for allocating expenses to a Service Recipient shall be determined in accordance with the requirements prescribed in applicable insurance laws and regulations. Such methods shall be modified and adjusted by mutual written agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by a Service Provider for the benefit of a Service Recipient.

(c)    If a Service Recipient determines that the services performed hereunder are not satisfactory or that the fees charged are not in accordance with the terms and conditions of this Agreement, such Service Recipient is hereby authorized to withhold payment for such service until the matter in dispute is resolved or the fees charged are substantiated or adjusted appropriately. Adjustments for errors and a final settlement shall be made no more than sixty
(60) days after this Agreement expires or terminates.

3.Accounting and Payments. Each Service Provider shall submit to each Service Recipient, within thirty (30) days following the end of each month (or such other period as the Parties may agree), a written statement of the amount estimated to be owed by such Service Recipient for services and the use of facilities pursuant to this Agreement in that month (or such other period as the Parties may agree), and each Service Recipient shall pay to any Service

Exhibit 10.1.3

Provider within fifteen (15) days following receipt of such written statement the amount set forth in the statement. Within sixty (60) days following the end of each calendar quarter, each Service Provider shall submit to each Service Recipient a statement of actual apportioned expenses for the prior calendar quarter showing the basis for the apportionment of each item. Any Service Recipient may request a written statement from a Service Provider setting forth, in reasonable detail, the nature of the services rendered or expenses incurred and other relevant information to support the charge. Any difference, whether an underpayment or overpayment, between the amount of the estimated apportioned expenses paid by a Service Recipient and the amount of the actual apportioned expenses shall be paid to the Service Provider or the Service Recipient, as applicable, within fifteen (15) days following receipt of such statement of actual apportioned expenses.

4.	Capacity of Personnel; Status of Facilities; Shared Employees.

(a)    Whenever any Service Provider utilizes its personnel to perform services for a Service Recipient pursuant to this Agreement, such personnel shall at all times remain employees or independent contractors (or employees of independent contractors) of such Service Provider, subject solely to its direction and control. No Service Recipient shall have liability to any such persons for their welfare, salaries, fringe benefits, legally required employer contributions or tax obligations, except as provided in Section 4(c) hereof.

(b)    No facility of any Service Provider used in performing services for, or subject to use by, any Service Recipient shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

(c)    To the extent that any person employed by a Party hereto serves as an officer or employee of any other Party hereto (each, a “Shared Employee”), a proportionate share of the direct and indirect salary and benefits of each such person (including, but not limited to, welfare, salaries, fringe benefits, legally required employer contributions and tax obligations) shall be allocated based on an estimate of time spent performing services on behalf of each such Party, and the charges for any such services, and accounting and payment therefor, shall be as provided for services otherwise performed under this Agreement.

5.Third-Party Contracts. A Service Provider may have existing relationships or agreements pursuant to which third parties provide services or equipment to it. Any Service Recipient may find that it is economically more beneficial to obtain such services or equipment from the third party under the terms and conditions available to such Service Provider. In that event, a Service Recipient may request that such Service Provider obtain certain services or equipment for the Service Recipient. In these instances, the actual costs, without any mark-up, will be accumulated and billed to the Service Recipient on a monthly basis in accordance with Section 3, or at such other frequencies as the Parties may agree.

6.Term. This Agreement shall have an initial term of one year, starting on the Effective Date, and shall continue thereafter until terminated as provided in accordance with Section 7 below.

7.	Termination.

Exhibit 10.1.3

(a)    Any Party may terminate this Agreement as to itself at any time and for any reason by providing the other Parties at least thirty (30) days’ prior written notice of its desired termination date; provided, however, that (i) any Party hereto may terminate this Agreement as to itself immediately upon the insolvency of another Party or the appointment of a conservator, liquidator or statutory successor of another Party and (ii) a non-breaching Party may terminate this Agreement as to itself upon any material breach of any material term of this Agreement by another Party, where such other Party fails to cure such breach within fifteen
(15) days following its receipt of written notice thereof.

(b)    Any notice of termination shall be sent to all Parties hereto and the domiciliary insurance regulator of each Party which is an insurance company; provided, that this Agreement shall remain in full force and effect with respect to such other Parties unless and until any or all of such other Parties shall elect to terminate this Agreement.

(c)    Upon any termination of this Agreement, all Service Providers shall provide such services as may be reasonably requested by any Service Recipient to provide for the orderly transition of the services provided hereunder to another service provider designated by such Service Recipient. Such Service Recipient shall reimburse each Service Provider at cost for the provision of any such transition services. In addition, any Service Recipient, upon ninety
(90) days’ prior written notice to any Service Provider, may terminate any one or more of the services to be furnished hereunder by such Service Provider to such Service Recipient. Any such partial termination with respect to specific services shall not be deemed to terminate this Agreement in its entirety or to affect the remaining Parties.

8.Offset. Any two (2) Parties may offset any amounts due one another from amounts that are to be paid one another under this Agreement.

9.Governing Law. The laws of the state of New York (without giving effect to its conflicts of law principles) govern all matters arising out of this Agreement.

10.Regulator Approval. This Agreement is subject to the prior approval or nondisapproval, as applicable, of the domiciliary insurance regulator of each Party which is an insurance company.

11.Amendments. This Agreement may not be altered or amended except by written agreement signed by all Parties and with the prior approval of the domiciliary insurance regulator of each Party which is an insurance company. Notwithstanding the foregoing, the Parties agree that other affiliates may become Parties hereto from time to time in the future without the necessity of an amendment by executing a joinder agreement agreeing to be bound by the terms and conditions of this Agreement. Copies of any such joinder agreement shall be provided to all other Parties to this Agreement.

12.	Books and Records.

(a)    All records, books and files established and maintained by any Service Provider by reason of its respective performance of services under this Agreement, which absent this Agreement would have been held by a Service Recipient, shall be deemed the property of such Service Recipient and shall be maintained in accordance with applicable law and regulation. Such records shall be available, during normal business hours, for inspection by a Service Recipient, anyone authorized by a Service Recipient, and any governmental agency that has regulatory authority over a Service Recipient’s business activities. Copies of such records, books and files shall be delivered to a Service Recipient on demand. All such records, books and files shall be promptly transferred to a Service Recipient by a Service Provider upon termination of this Agreement.

(b)    All Service Providers and Service Recipients shall maintain their own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as a Service Recipient may reasonably request for purposes of its internal book-keeping and accounting operations. Each Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by a Service Recipient and persons authorized by a Service Recipient or any governmental agency having jurisdiction over a Service Recipient during all reasonable business hours.

(c)    Each Service Recipient and persons authorized by it or any governmental agency having jurisdiction over a Service Recipient shall have the right, at a Service Recipient’s expense, to conduct an audit of the relevant books, records and accounts of a Service Provider upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.

(d)    All Service Providers shall maintain back-up records, which will be available to Service Recipients in the event of a disaster.

13.	Accounting Services.

(a)    A computer terminal, which is linked to the electronic system that generates the electronic records that constitute a Service Recipient’s books of account, shall be kept and maintained at a Service Recipient’s principal office. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by personnel of the domiciliary insurance regulator of such Service Recipient that is an insurance company or indirectly with the aid of such Service Recipient’s employees) to the electronic media used to maintain the records comprising a Service Recipient’s books of account. The electronic records shall be in a readable form.

(b)    Each Service Provider shall maintain format integrity and compatibility of the electronic records that constitute a Service Recipient’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, each Service Provider shall convert such pre-existing records to a format that is compatible with the new system.

(c)    Each Service Provider shall maintain acceptable backup (in hard copy or another durable medium, as long as the means to access the durable medium is also maintained at a Service Recipient’s principal office) of the records constituting a Service Recipient’s books of account. Such backup shall be forwarded to the respective Service Recipients on a monthly basis.

14.	Arbitration.

(a)    Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in the State of New York or any other mutually agreeable location in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Notwithstanding Section 9, any such arbitration and this Section 14 shall be governed by Title 9 of the U.S. Code (Arbitration).

(b)    The arbitration shall be conducted by three (3) independent and impartial arbitrators, one to be chosen by the Service Provider(s), one to be chosen by the Service Recipient(s) and the third by the two so chosen, all of whom shall be executive officers or retired officers of life insurance companies other than the Parties or any of their respective affiliates or subsidiaries.

(c)    Unless the arbitrators decide otherwise, each Party will bear the expense of its own arbitration activities, including any outside attorney and witness fees, the Service Provider(s) and the Service Recipient(s), respectively, shall jointly bear the expense of their respective appointed arbitrator and all Parties to the arbitration will jointly bear the expense of the third arbitrator.

15.	Safeguarding Customer Information.

(a)    In providing services hereunder, each Party shall implement appropriate security measures designed to meet the objectives of applicable insurance laws and regulations, including: (i) ensuring the confidentiality, security and integrity of the other Parties’ respective information regarding its clients’ and applicants’ nonpublic confidential information (“Customer Information”); (ii) protecting against anticipated threats or hazards to the security or integrity of Customer Information; and (iii) protecting against unauthorized access to or use of Customer Information. Each Service Provider shall adjust its information security program at the request of a Service Recipient for any relevant changes dictated by a Service Recipient’s assessments of risk around its Customer Information and customer information systems. Each Party agrees that during the term of this Agreement and thereafter, it shall not use, or permit any person or entity access to, any Customer Information except as permitted in connection with the performance of services hereunder. Each Party acknowledges that it shall be permitted to disclose Customer Information only to its employees, subcontractors, consultants and agents who have a need to know such information or otherwise in connection with its performance of its duties hereunder. In addition, a Party may disclose Customer Information if such disclosure is required by law or upon order of any competent court or law enforcement agency.

(b)    Each Party shall monitor from time to time its Customer Information systems for security breaches, violations and suspicious activity relating to the Customer Information. If a breach, violation or suspicious activity affecting the Customer Information is detected, the Party shall (i) notify the affected Parties promptly upon knowledge of such breach, violation or suspicious activity and (ii) fix or patch the security problem within a reasonable period of time.

(c)    For a period of seven (7) years after the termination or expiration of this Agreement, each Party will maintain, and will provide the other Parties reasonable access to, system records and logs regarding the use of the Customer Information systems as contemplated by this Agreement. Each Party shall have the right to review and inspect such records upon thirty (30) days’ advance written notice and during reasonable business hours. Inspections permitted under this Section 15(c) shall occur no more frequently than once per year and shall be conducted under the supervision of the inspecting Party.

(d)    Subject to a Party’s own security requirements, each Party shall allow the other Parties to conduct reasonable inspections of the Customer Information systems upon thirty
(30) days’ prior written notice and during reasonable business hours. Inspections permitted under this Section 15(d) shall occur no more frequently than once per year.

(e)    Confirming evidence that a Service Provider has satisfied its obligations under this Section 15 shall be made available, during normal business hours, for inspection by a Service Recipient, anyone authorized by a Service Recipient and any governmental agency that has regulatory authority over the Service Recipient’s business activities.

16.Assignment. This Agreement may not be assigned by any Party hereto. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing herein shall be deemed to grant a Service Provider an exclusive right to provide services to any Service Recipient, and all Service Recipients retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities that are the same as or similar to those being provided to a Service Recipient pursuant to this Agreement. All Service Providers retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities that are the same as or similar to those provided by such Service Provider to a Service Recipient pursuant to this Agreement so long as such Service Provider is able to continue to meet all obligations, including any required service levels or standards, under this Agreement. A Service Provider, with a Service Recipient’s consent, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of services requested by such Service Recipient; provided, that the Service Provider shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided, further, that the charges for any such services subcontracted to an affiliate shall be determined on the basis described in Section 2.

17.Notices. All notices, statements or requests provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail in accordance with the notice details set forth on Schedule B, in each case, with a copy to:

Athene Asset Management LLC 841 Apollo Street, Suite 150 El Segundo, California 90245 Attention: Legal Department Telephone: (310) 698-4481
Facsimile: (310) 698-4492 E-mail: legal@athene.com

18.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.Entire Agreement. This Agreement, together with any attached schedules, constitutes the sole and entire agreement between the Parties relating to the subject matter hereof.

20.No Waiver. No delay or failure by any Party to exercise any of its rights or remedies hereunder shall operate as a waiver thereof.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date set forth in the introductory paragraph.

ATHENE HOLDING LTD.

By: /s/ Grant Kvalheim
Name: Grant Kvalheim
Title: President

ATHENE LIFE RE LTD.

By: /s/ Frank L. Gillis
Name: Frank L. Gillis
Title: Chief Executive Officer

ATHENE USA CORPORATION		ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	/s/ Richard Cohan	By:	/s/ James R. Belardi
Name:	Richard Cohan	Name:	James R. Belardi
Title	EVP and General Counsel	Title	Chief Executive Officer

AVIVA LIFE AND ANNUITY COMPANY		ATHENE ASSET MANAGEMENT LLC

By:	/s/ Brenda J. Cushing	By:	/s/ James R. Belardi
Name:	Brenda J. Cushing	Name:	James R. Belardi
Title	EVP and CFO	Title	Chief Executive Officer

PRESIDENTIAL LIFE INSURANCE COMPANY		AVIVA LIFE AND ANNUITY COMPANY OF NEW YORK

By:	/s/ Angelo Lombardo	By:	/s/ W. Jeffrey Heng
Name:	Angelo Lombardo	Name:	W. Jeffrey Heng
Title	Assistant Secretary	Title	SVP Actuarial

Schedule A
SERVICES AVAILABLE FROM SERVICE PROVIDERS

1.
Producer Management. A full range of services relating to master general agents, general agents, agents, brokers and other producers (collectively, “Producers”), which include, without limitation: (a) due diligence investigations of Producers and Producer practices; (b) developing alternative compensation, benefits and financing plans for Producers; (c) administering Producer licenses, contracts and compensation and maintaining a computer database reporting license and contract status; (d) providing Producer payroll services, including the calculation of commissions, generating electronic fund transfers and delivering checks; (e) supporting Producer communications; and (f) designing and implementing training programs, including training programs related to product features, insurance industry developments and legal compliance requirements.

2.
Reinsurance and Underwriting. Reinsurance and underwriting services, which include, without limitation: (a) provide advice with respect to reinsurance retention limits; (b) provide advice with respect to the negotiation of reinsurance treaties; (c) provide advice and support with respect to the management of reinsurer relationships; (d) provide advice and assist in the development of appropriate underwriting guidelines; (e) review applications for conformity with underwriting criteria; (f) perform all underwriting pertaining to such applications; (g) identifying and engaging third party service providers (including, without limitation, fraud prevention and laboratories) utilized in the underwriting process; and (h) designate as ready for issue all policies and contracts which fall within each Service Recipient’s underwriting criteria. Each Service Recipient expressly understands that all underwriting decisions ultimately are the responsibility and subject to the control of such Service Recipient and its Board of Directors and management.

3.
Human Resources. A full range of human resource services, which include, without limitation, corporate compensation, benefits, management development, payroll and general services. The corporate compensation function involves establishing compensation levels, administering benefit plans, and implementing salary programs. The benefits function revolves around policy setting, negotiating with vendors, administering retiree benefits and pay, and administering 401(k) and benefit programs. Management development involves the design and development of management training programs, internship programs, and corporate orientation. The payroll function includes account reconciliation, preparation of W-2s, preparation of paychecks, and a variety of other activities. General services include employee relations, recruiting, applicant review, hiring, orientation, and performance management.

4.
Transportation. A full range of transportation services, which include, without limitation, arranging for transportation and affiliate (including Service Recipients) usage of aircraft in which Service Provider owns a partial interest, if any. The aircraft are utilized for transporting personnel to various locations to conduct various business initiatives and operations.

5.	Legal. A full range of legal services, which include, without limitation: (a) corporate governance; (b) contract structuring and review, including agent contracts and policy forms;

(c) investment review; (d) litigation support, including agent and policyowner litigation; and (e) regulatory and market conduct compliance. In connection with the handling, defense and settlement of any pending or threatened litigation or other claims involving more than one Party hereto (or the officers, directors and/or the employees of one or more Party hereto), the Service Provider may allocate among such Parties (i) any of the Service Provider’s service fees relating thereto, (ii) the fees and expenses of outside counsel and other experts, (iii) any settlement payments or advances of or reimbursements of costs or expenses made or to be made in connection with any indemnification relating thereto, and (iv) any settlement payments made or to be made, in such proportion as is appropriate to reflect the relative benefit received by each Party in connection with the underlying matter, as well as the relative fault of each Party in connection with such matter, taking into account any available insurance or rights to contractual indemnification from third parties.

6.
Facilities Management. A full range of facilities management services, which include, without limitation, managing all of the facilities that Service Recipients occupy. This includes responsibility for planning, managing and administering leases, workspace allocations and designs, leasehold improvements, internal moves, and maintenance and security.

7.
Tax. A full range of tax services, which include, without limitation: (a) planning and development of tax strategies; (b) research of the tax impact for transactions; (c) computation of tax accruals and expenses for financial reporting; (d) preparation and filing of federal, state and local tax returns; and (e) support for tax authorities’ examinations.

8.
Audit Services. A full range of audit services, which include, without limitation: (a) internal audit activities, such as internal control, EDP and operational reviews; (b) coordination and assistance with external audits and regulatory examinations; and (c) compliance with rules and regulations surrounding accounting controls including applicable model audit rules and Sarbanes-Oxley.

9.
Communications. A full range of communication services, which include, without limitation: (a) the preparation and publication of external communications, human resource recruiting materials, and training materials; (b) establishing and maintaining internal and external web sites; (c) all corporate communication with employees; and (d) coordinating the corporate conference center.

10.
Printing and Supplies. A full range of printing services, which include, without limitation, internally or externally generated materials and mainframe computer reports, and a full range of supply and supplies management services, which include procurement of office and related supplies as well as promotional items for agents, customers, and employees.

11.
Telecommunications. A full range of telecommunications services, which include, without limitation: (a) local and long-distance telephone service and cellular phone and “blackberry” service; (b) analyst/technician services; (c) clerical/switchboard assistance; and (d) installation services.

12.	Mail and Delivery. A full range of mail and delivery services, which include, without limitation: (a) collecting and sorting mail; (b) scanning, imaging, and indexing insurance policy information; (c) managing relationships with and procuring services of private, third party delivery services; and (d) other related activities.

13.
Information Technology. A range of information technology services, which include, without limitation: (a) administering, maintaining and operating policy administration and other operating systems (including, without limitation, any systems that support the provision of any other services listed in this Schedule A); (b) providing support for personal computer and network applications and users (including, without limitation, maintaining network security); and (c) offering computer programming services on a project basis.

14.
Executive/ Strategic and Operations Management. A full range of management services, which include, without limitation: (a) strategic management services, including development and implementation of corporate-wide and line of business strategic plans; and (b) operations management services, including monitoring and analysis of corporatewide, line of business and individual affiliate processes and results.

15.
Records. A full range of record services, which include, without limitation, imaging, archiving and maintaining documents and records and also microfilming and storing policyholder information, and identifying and engaging third party service providers in connection with the same.

16.
Sales and Market Development. A full range of sales and market development services, which include, without limitation: (a) advanced sales support; (b) convention planning and cost; (c) marketing communications and advertising; and (d) education and training.

17.
Compliance. A full range of compliance services, which include, without limitation: (a) establishment, implementation, and monitoring of consistent sales practices through agent training, education, and standardization of forms and illustrations to comply with regulatory requirements and corporate objectives; (b) logging, researching, responding to and monitoring customer complaints; (c) logging, researching and responding to requests, inquiries and other correspondence from regulatory authorities; (d) managing market conduct and other regulatory examinations; (e) obtaining and maintaining required licenses; and (f) creating and administering anti-money laundering and privacy programs.

18.
Administration Services. A full range of administrative services, which include, without limitation, administrative support for policy issuance, maintenance, and terminations. Included within these services are the following: (a) receiving and processing applications, amendments and riders; (b) generating physical policies, contracts, amendments and riders; (c) customer billing and maintaining and updating customer payment records; (d) responding to customer inquiries; (e) administering requested policy or contract modifications consistent with applicable underwriting guidelines; (f) claims processing (contestable and non-contestable) and agency services; and (g) paying benefits.

19.
Product Management. A full range of product management services, which include, without limitation: (a) product development and design; (b) product performance monitoring; (c) modeling analysis; (d) pricing determination; (e) actuarial support of reinsurance programs; (f) illustration capabilities; and (g) support and policy filings for new and existing policies.

20.
Actuarial and Corporate Valuation. A full range of actuarial and corporate valuation services, which include, without limitation: (a) actuarial support for the calculation of the amortization of deferred policy acquisition costs and acquired value of in-force; (b) actuarial analysis of financial reporting results; (c) financial reporting assistance; (d) financial management and planning activities; (e) expense analysis; (f) product profitability analysis; (g) cash flow testing; and (h) policy reserve establishment.

21.
Financial Services and Accounting. A full range of financial services, which include, without limitation: (a) general, statutory and line of business accounting, and related financial reporting and filings; (b) reinsurance accounting and administration of nonaffiliated third party reinsurance agreements; (c) financial administration of incentive compensation programs; (d) analysis of actual to planned and historic statutory financial results; (e) investment accounting; (f) implementation, management and oversight of accounting systems and operations; (g) strategic financial services, including (i) budgeting, (ii) development and implementation of corporate-wide and line of business financial plans, (iii) financial analysis and (iv) monitoring and analysis of corporate-wide, line of business and individual affiliate financial results and profitability, including business intelligence and detailed sales reporting and analysis; and (h) services relating to maintenance of ratings, which include, without limitation, production of information for rating agencies on a periodic and ad hoc basis and modeling of assets and liabilities based on rating agency models and criterias.

22.
Accounts Payable and Treasury. A full range of accounts payable and treasury services, which include, without limitation: (a) cash and liquidity management, including investments in short term cash equivalents; (b) cash planning, modeling and projections; (c) coordination between investment, liability and executive teams for cash requirements; (d) implementation and management of short term cash financing facilities; (e) proper planning in connection with processing accounts payables and other third party liabilities; and (f) opening and maintenance of bank accounts..

23.
Mergers, Acquisitions and Divestitures. A full range of corporate development services relating to mergers, acquisitions and divestiture activities, which include, without limitation, strategic, financial, legal and management activities related to the potential acquisition of, or mergers with, target companies or sales of existing companies or lines of business.

24.
Risk Management. A full range of risk management services, which include, without limitation, identifying and managing potential market, financial, legal and other risks relating to assets, liabilities, operations, the applicable regulatory environment and other aspects of the business, including the modeling and hedging of such risks along with the probabilities of occurrence, and asset-liability matching and management.

25.
Shareholder Activities. A full range of services relating to shareholder activities, which include, without limitation, capital raising and financial reporting and preparation and administration of shareholder meetings.

Schedule B

NOTICE DETAILS

Athene Holding Ltd. Chesney House
96 Pitts Bay Road
P.O. Box HM 1386 Hamilton HM FX Bermuda
Attention: Chief Legal Officer Telephone: +1 (441) 279-8414
Facsimile: +1 (441) 305-8414
E-mail: TShanafelt@AtheneLifeRe.bm
Athene USA Corporation 7700 Mills Civic Parkway West Des Moines, Iowa 50266 Attention: Richard C. Cohan Telephone: (515) 342-4588 Facsimile: (877) 522-2003 E-mail: rich.cohan@avivausa.com
Athene Life Re Ltd. Chesney House
96 Pitts Bay Road
P.O. Box HM 1386 Hamilton HM FX Bermuda Attention: General Counsel
Telephone: +1 (441) 279-8414
Facsimile: +1 (441) 305-8414
E-mail: TShanafelt@AtheneLifeRe.bm
Athene Annuity & Life Assurance Company 400 Brookfield Parkway Greenville, South Carolina 29607 Attention: President Telephone: (864) 609-1307 Facsimile: (864) 609-1049 E-mail: chip.smith@athene.com
Aviva Life and Annuity Company 7700 Mills Civic Parkway West Des Moines, Iowa 50266 Attention: Richard C. Cohan Telephone: (515) 342-4588 Facsimile: (877) 522-2003 E-mail: rich.cohan@avivausa.com	Athene Asset Management LLC 841 Apollo Street, Suite 150 El Segundo, California 90245 Attention: Legal Department Telephone: (310) 698-4481 Facsimile: (310) 698-4492 E-mail: legal@athene.com
Presidential Life Insurance Company 69 Lydecker Street Nyack, New York 10960 Attention: President Telephone: (864) 609-1307 Facsimile: (864) 609-1049 E-mail: chip.smith@athene.com
Aviva Life and Annuity Company of New York 7700 Mills Civic Parkway
West Des Moines, Iowa 50266 Attention: Richard C. Cohan Telephone: (515) 342-4588
Facsimile: (877) 522-2003
E-mail: rich.cohan@avivausa.com